BOYD GAMING REPORTS THIRD QUARTER RESULTS

- Company Launches Branding Initiative, Includes Phased Plan for One-Card System -

- Central Region and Downtown Las Vegas Post Strong Results -

- Company Declares Quarterly Dividend -

LAS VEGAS, NV - OCTOBER 26, 2006 - Boyd Gaming Corporation (NYSE: BYD) today reported financial results for the third quarter ended September 30, 2006. Due to the pending Barbary Coast exchange and the recently completed South Coast sale, results from these two properties are classified as discontinued operations; therefore, except where noted, all references to operating results in this press release exclude the results of Barbary Coast and South Coast for all periods presented.

Recent Highlights

  Company announces branding initiative that will allow it to position its properties as part of a larger network, further capitalizing on its central customer database, and begins a phased introduction of a one-card player program.
  Company announces agreement with Harrah's Entertainment to trade the Barbary Coast Hotel and Casino in a tax-deferred exchange for approximately 24 acres of Las Vegas Strip property contiguous to its 63-acre Echelon Place development on the Las Vegas Strip.
  Company closes the sale of South Coast on October 25; consideration received in the transaction included approximately $401 million in cash and approximately 3.4 million shares of the Company's common stock.
  Company announces $130 million expansion project at its Blue Chip facility in Michigan City, Indiana to meet rising demand and strengthen the property's competitive edge in the northern Indiana market.
  Central Region records double digit increases in the third quarter for both net revenues and Adjusted EBITDA(1), increasing 15.4% and 31.7%, respectively, over the same quarter in 2005; improvements were due in part to the impact from Hurricanes Katrina and Rita.
  Our Downtown Las Vegas properties set a new third quarter record for Adjusted EBITDA of $9.5 million, a 2.0% increase over same period in 2005, largely attributable to greater operating efficiencies.

(1) See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Third Quarter Results

We reported third quarter 2006 income from continuing operations of $28.1 million, or $0.32 per share, compared with $33.9 million, or $0.37 per share, in the same period 2005. When including discontinued operations, we reported a net loss for the third quarter 2006 of $12.9 million, or $0.15 per share, compared to net income of $32.9 million, or $0.36 per share, reported in the same period 2005. The net loss for the 2006 period included a $65.0 million pre-tax impairment charge, included in discontinued operations, to write-down South Coast to its fair value less estimated cost to sell. Additionally, on January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, resulting in $5.0 million of non-cash compensation expense in the current quarter, or $0.04 per share; there was no such expense recorded for the same period last year. Per share earnings discussed throughout this release are reported on a diluted basis.

Adjusted Earnings(1) from continuing operations for the third quarter 2006 were $38.8 million, or $0.44 per share, as compared to $51.1 million, or $0.56 per share, for the same period in 2005. Had we expensed stock options in the third quarter last year, pro forma Adjusted EPS(1) would have been $0.53 in that period. During the third quarter 2006, certain pre-tax adjustments to income from continuing operations totaling $16.6 million ($10.7 million, net of tax, or $0.12 per share) were as follows:

  $6.0 million for write-downs and other charges that consist mainly of estimated Stardust termination benefits and a charge to write- down land we had purchased for our Pennsylvania development that is now held for sale.
  $4.3 million charge for accelerated depreciation at Stardust, which will close on November 1 to make way for our Echelon Place development.
  $3.2 million charge for preopening expenses primarily related to our Echelon Place development.
  $1.8 million charge for the change in fair value for our forward-starting interest rate swaps.
  $1.3 million in charges for our share of Borgata's loss on asset disposals and preopening expenses.

By comparison, the third quarter 2005 included pre-tax adjustments that reduced income from continuing operations by $26.2 million ($17.3 million, net of tax, or $0.19 per share).

Net revenues were $530.7 million for the third quarter 2006, an increase of 1.4% over the same quarter in 2005. Total Adjusted EBITDA was $149.9 million in the third quarter 2006, as compared to $154.0 million for the same period last year.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, "We continued to refine our operating strategies in the third quarter, adjusting for new capacity in the Las Vegas Locals market, and winding down initial marketing and advertising efforts related to recently completed expansions of our Blue Chip and Borgata operations. We are also strengthening our growth pipeline by trading the Barbary Coast and its four acres for 24 acres of land adjacent to our Echelon development. We will control over a quarter-mile of Las Vegas Strip frontage and have an opportunity to develop future phases related to our Echelon project. Finally, the completion of our South Coast sale provides additional capital for future growth, and in connection with the sale, we were able to repurchase approximately 3.4 million shares."

(1) See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Year-To-Date Results

Income from continuing operations for the nine months ended September 30, 2006 was $105.7 million, or $1.17 per share, as compared to $138.6 million, or $1.53 per share for the nine months ended September 30, 2005. Net income, which includes the results from discontinued operations, was $60.5 million, or $0.67 per share, for the 2006 year-to-date period compared to $121.7 million, or $1.35 per share, for the nine-month period ended September 30, 2005, which included a $16.4 million net of tax charge, or $0.17 per share, for the cumulative effect of a change in accounting principle. The 2006 period net income included a $65.0 million pre- tax impairment charge, included in discontinued operations, to write-down South Coast to its fair value less estimated cost to sell. Pursuant to the adoption of SFAS No. 123R, Share-Based Payment, on January 1, 2006, we have recorded $17.0 million of share-based compensation expense in the 2006 year-to-date period, or $0.12 per share; there was no such expense recorded for the same period last year.

Adjusted Earnings from continuing operations for the nine months ended September 30, 2006 were $155.5 million, or $1.72 per share, as compared to $157.4 million, or $1.74 per share for the nine-month period in 2005. Had we expensed stock options in the prior year, pro forma Adjusted EPS would have been $1.64 per share in that period.

Net revenues were $1.7 billion and $1.6 billion for the nine months ended September 30, 2006 and 2005, respectively. Total Adjusted EBITDA was $506.0 million for the current nine month period and included a $6.7 million charge for a retroactive gaming tax assessment at our Par-A-Dice property in Illinois. By comparison, Total Adjusted EBITDA for the 2005 period was $478.5 million.

Key Operations Review

In our Central Region, Blue Chip net revenues increased 16.8% in the third quarter 2006 over the same period in 2005, and the property improved EBITDA margin by over 330 basis points from the second quarter 2006, as we neared completion of our launch phase for the new expansion during the third quarter. Treasure Chest and Delta Downs recorded third quarter 2006 Adjusted EBITDA increases of 267% and 53.0%, respectively, over the 2005 quarter. While hurricane disruption resulted in temporary closures of the properties in 2005, increased revenue and improved EBITDA margin were key factors in their current quarterly performances. Treasure Chest was closed for 35 days and Delta Downs was closed for nine days during the third quarter 2005.

Our Downtown Las Vegas properties posted record third quarter results with Adjusted EBITDA of $9.5 million, a 2.0% increase over the third quarter 2005, largely attributable to greater operating efficiencies.

In our Las Vegas Locals segment, third quarter net revenues were $199.5 million versus $214.2 million for the third quarter 2005. Third quarter 2006 Adjusted EBITDA was $56.2 million as compared to $71.1 million in the same quarter 2005. New capacity in the market and increased promotional spending were the primary reasons for the declines in net revenues and Adjusted EBITDA.

In Atlantic City, Borgata Hotel Casino and Spa continued its market-leading success in the third quarter 2006. Both gaming and non-gaming revenues increased by more than 13% for the third quarter over the same period in 2005, despite the three-day New Jersey state shutdown. Borgata also posted record monthly and quarterly gross gaming revenue for the Atlantic City market, as reported by the New Jersey Casino Control Commission. Prior to the third quarter, no other Atlantic City property had ever exceeded the $70 million mark for a single month, and Borgata surpassed that milestone in each of the three months of the third quarter 2006.

While Borgata posted record revenues, net income declined to $45.1 million for the third quarter 2006 as compared to $55.9 million for the third quarter 2005. Adjusted EBITDA during the quarter also declined by $4.6 million, or 6.0%, from the same period in the prior year. These declines are primarily due to the three-day mandated New Jersey state shutdown and the launch of the new public space expansion. The shutdown resulted in an estimated loss of $7 million in gaming revenue and $4 million in Adjusted EBITDA. Additionally, the property incurred greater marketing costs and certain labor inefficiencies related to the launch of the public space expansion. Higher depreciation and interest charges at Borgata were also related to the opening.

Development Update

Our growth pipeline continues to evolve with both short and long term opportunities that include new developments, as well as expansions to some of our existing properties.

With the pending addition of 24 acres of Las Vegas Strip land adjacent to our Echelon Place development, we will control approximately 87 contiguous acres, centrally located in the area many believe will ultimately become the luxury corridor of the Las Vegas Strip. While we do not anticipate any scope changes to our Echelon project as a result of the additional land, we are reviewing the site plan to maximize opportunities for the remaining acreage. We recently announced that we will close the Stardust on November 1, 2006, setting the stage for its demolition later in the first quarter 2007, followed by the commencement of construction of Echelon Place in the second quarter 2007.

We are also announcing a new expansion project at our Blue Chip facility in Michigan City, Indiana. The $130 million project is expected to begin construction in the first quarter 2007 and will include 300 guest rooms, a spa and fitness center, additional meeting and event space, new dining and nightlife experiences, and a more dramatic entrance and porte cochere. A key element of the expansion will be a dramatic 22-story hotel tower that will be among the most visible structures in the area. The opening of Blue Chip's new casino and pavilion in January has created significant new demand and the Company believes that additional hotel rooms and attractions will continue to broaden the property's appeal. The project is scheduled to open in late 2008.

Keith Smith, Boyd Gaming's President and Chief Operating Officer, commented on the new Blue Chip expansion project, "With the launch of our new Blue Chip brand platform, we have already increased our reach in the market and successfully elevated the brand. Growing customer interest combined with the high room demand, make this an incredible opportunity to build our business with an enhanced room product and offer a more complete trade-up opportunity for our expanding market demographic."

Boyd Gaming Branding Initiative

We also announced a new branding initiative that will position our individual properties as part of a larger network, creating additional synergies and further leveraging Boyd's highly regarded blend of gaming excitement and personal service. A chief benefit of the branding initiative will be to combine our individual property player clubs into a one-card program, enhancing the value of our player clubs, as well as driving cross-property visitation. We plan to begin rolling out the initial phase of the player club upgrades in the Central Region in 2007.

We also will bring together our Las Vegas Locals properties under one operating and marketing structure with the goal of creating a stronger presence in the market, increasing customer loyalty and generating additional economies. The six Central Region properties, which have historically operated individually, will be similarly structured, but in a way that respects their distinct characteristics. An important aspect to our Central Region strategy will be to use our large database to drive business to our Las Vegas locations.

Keith Smith commented on the branding initiative, "We believe our new branding initiative will help us to better leverage our geographic diversity and channel that energy to bring additional guests to our Las Vegas properties, enhancing the performance of future developments, such as Echelon Place."

Barbary Coast Exchange

On October 2, we announced an agreement with Harrah's Entertainment, Inc. to trade the Barbary Coast Hotel and Casino (approximately four acres) in a tax-deferred exchange for approximately 24 acres of Las Vegas Strip property that Harrah's acquired from third parties. The land that we are to receive in the exchange is located adjacent to and directly north of our 63-acre Echelon Place development site and will give us approximately 87 contiguous acres.

We expect to recognize a non-cash gain of approximately $280 million in the quarter in which the transaction closes and are now reporting the results of operations from Barbary Coast in discontinued operations on our consolidated statements of operations. The transaction is subject to customary closing conditions, including receipt of regulatory approvals, and is expected to close on January 30, 2007.

South Coast Sale

We closed the sale of the South Coast Hotel and Casino on October 25. In connection with the transaction, we reported a $65 million impairment charge during the third quarter 2006 that is included in discontinued operations. As consideration for the sale of South Coast, we received approximately $401 million in cash and the cancellation of our $112 million note payable for our purchase of 3.4 million shares of our common stock.

Dividend

We also announced that our Board of Directors declared a quarterly dividend of $0.135 per share, payable December 1, 2006 to shareholders of record on November 10, 2006.

Key Financial Statistics

The following is additional information as of and for the three months ended September 30, 2006:

  September 30 debt balance: $2.57 billion (excludes the $112 million note associated with the share repurchase related to the South Coast sale)
  September 30 cash: $170.2 million
  Dividends paid in the quarter: $11.7 million
  Maintenance capital expenditures during the quarter (excluding Delta Downs restoration costs covered by insurance): $20.0 million
  Expansion capital expenditures during the quarter:
-  Echelon Place                 $     6.4  million
-  South Coast                         6.7  million
-  Blue Chip                           3.5  million
-  North Las Vegas                     2.4  million
-  Other                               6.3  million
                                  ---------
      Total                      $    25.3  million
                                  =========
  Number of shares outstanding on September 30, 2006: 86.4 million
  Capitalized interest during the quarter: $1.6 million
  Cash distribution to the Company from Borgata in the quarter: $17.4 million
  September 30 debt balance at Borgata: $498.9 million

Conference Call Information

We will host our third quarter 2006 conference call today, Thursday, October 26 at 12:00 p.m. Eastern. The conference call number is 866.543.6407 and the passcode is 70754366. Please call up to 15 minutes in advance to ensure you are connected prior to the call's initiation. The conference call will also be available live on the Internet at www.boydgaming.com.

Following the call's completion, a replay will be available by dialing 888.286.8010 on Thursday, October 26, beginning two hours after the completion of the call and continuing through Thursday, November 2. The passcode for the replay will be 43166982. The replay will also be available on the Internet at www.boydgaming.com ..

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
($ in thousands, except footnotes)                                   2006         2005         2006         2005
                                                                  -----------  -----------  -----------  -----------
Net Revenues
    Las Vegas Locals                                             $   199,524  $   214,241  $   628,737  $   653,109
    Stardust                                                          31,956       38,432      106,342      117,665
    Downtown Las Vegas (a)                                            58,098       61,877      187,695      192,104
    Central Region                                                   241,108      208,929      749,024      654,275
                                                                  -----------  -----------  -----------  -----------
            Net revenues                                         $   530,686  $   523,479  $ 1,671,798  $ 1,617,153
                                                                  ===========  ===========  ===========  ===========
Adjusted EBITDA
    Las Vegas Locals                                             $    56,217  $    71,120  $   203,360  $   226,137
    Stardust                                                           2,683        5,018       14,061       17,784
    Downtown Las Vegas                                                 9,536        9,346       36,458       35,084
    Central Region (b)                                                64,456       48,925      206,902      157,883
                                                                  -----------  -----------  -----------  -----------
        Wholly-owned property Adjusted EBITDA                        132,892      134,409      460,781      436,888
        Corporate expense                                            (10,013)     (11,236)     (28,588)     (32,526)
                                                                  -----------  -----------  -----------  -----------
            Wholly-owned Adjusted EBITDA                             122,879      123,173      432,193      404,362
        Our share of Borgata's operating income before net
          amortization, preopening and other expenses (e)             27,021       30,857       73,831       74,089
                                                                  -----------  -----------  -----------  -----------
            Total Adjusted EBITDA (f)                                149,900      154,030      506,024      478,451
                                                                  -----------  -----------  -----------  -----------
Other operating costs and expenses
    Deferred rent                                                      1,158        1,234        3,473        3,700
    Depreciation and amortization                                     47,597       41,496      145,888      127,763
    Preopening expenses (c)                                            3,235        1,616       16,329        4,861
    Our share of Borgata's preopening expenses                           418           --        2,991           --
    Our share of Borgata's loss on asset disposals                       870           30        1,058           33
    Share-based compensation expense (c)                               4,940           --       16,005           --
    Write-downs and other charges, net                                 5,990        7,034       38,730        6,644
                                                                  -----------  -----------  -----------  -----------
            Total other operating costs and expenses                  64,208       51,410      224,474      143,001
                                                                  -----------  -----------  -----------  -----------
Operating income                                                      85,692      102,620      281,550      335,450
                                                                  -----------  -----------  -----------  -----------
Other non-operating costs and expenses
    Interest expense, net (d)                                         37,467       30,865      108,519       94,389
    Decrease in value of derivative instruments                        1,755           --        1,755           --
    Loss on early retirement of debt                                      --       17,529           --       17,529
    Our share of Borgata's non-operating expenses, net                 3,182        2,861        7,477        8,916
                                                                  -----------  -----------  -----------  -----------
            Total other non-operating costs and expenses              42,404       51,255      117,751      120,834
                                                                  -----------  -----------  -----------  -----------
Income from continuing operations before provision
    for income taxes and cumulative effect of a
    change in accounting principle                                    43,288       51,365      163,799      214,616
Provision for income taxes                                           (15,212)     (17,502)     (58,088)     (76,011)
                                                                  -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect
    of a change in accounting principle                          $    28,076  $    33,863  $   105,711  $   138,605
                                                                  ===========  ===========  ===========  ===========
  Includes revenues related to Vacations Hawaii and other travel agency related entities of $10.4 million and $12.9 million for the three months ended September 30, 2006 and 2005, respectively, and $36.9 million and $40.5 million for the nine months ended September 30, 2006 and 2005, respectively.
  Includes the $6.7 million retroactive gaming tax assessment at Par-A-Dice recorded in the nine months September 30, 2006.
  We adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and recorded $5.0 million and $17.0 million of share-based compensation expense related to continuing operations during the three and nine months ended September 30, 2006, respectively. Of these amounts, $0.1 million and $1.0 million is included in preopening expenses on our condensed consolidated statement of operations for the three and nine months ended September 30, 2006, respectively.
  Net of interest income and amounts capitalized.
  The following table reconciles the presentation of our share of Borgata's operating results in our condensed consolidated statements of operations to the presentation of our share of Borgata's results in the table above (in thousands):

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
                                                                     2006         2005         2006         2005
                                                                  -----------  -----------  -----------  -----------
Operating income from Borgata                                    $    25,409  $    30,503  $    68,809  $    73,083
Add back:
    Net amortization expense related to our
        investment in Borgata                                            324          324          973          973
    Our share of preopening expenses                                     418           --        2,991           --
    Our share of loss on asset disposals                                 870           30        1,058           33
                                                                  -----------  -----------  -----------  -----------
Our share of Borgata's operating income before net
    amortization, preopening and other expenses                  $    27,021  $    30,857  $    73,831  $    74,089
                                                                  ===========  ===========  ===========  ===========

  The following table reconciles Total Adjusted EBITDA to EBITDA and Income from continuing operations before cumulative affect of a change in accounting principle (in thousands):

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
                                                                     2006         2005         2006         2005
                                                                  -----------  -----------  -----------  -----------
Total Adjusted EBITDA                                            $   149,900  $   154,030  $   506,024  $   478,451
    Deferred rent                                                      1,158        1,234        3,473        3,700
    Preopening expenses                                                3,235        1,616       16,329        4,861
    Our share of Borgata's preopening expenses                           418           --        2,991           --
    Our share of Borgata's loss on asset disposals                       870           30        1,058           33
    Share-based compensation expense                                   4,940           --       16,005           --
    Decrease in value of derivative instruments                        1,755           --        1,755           --
    Loss on early retirement of debt                                      --       17,529           --       17,529
    Our share of Borgata's non-operating expenses, net                 3,182        2,861        7,477        8,916
    Write-downs and other charges, net                                 5,990        7,034       38,730        6,644
                                                                  -----------  -----------  -----------  -----------
EBITDA                                                               128,352      123,726      418,206      436,768
    Depreciation and amortization                                     47,597       41,496      145,888      127,763
    Interest expense, net                                             37,467       30,865      108,519       94,389
    Provision for income taxes                                        15,212       17,502       58,088       76,011
                                                                  -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect of a
    change in accounting principle                               $    28,076  $    33,863  $   105,711  $   138,605
                                                                  ===========  ===========  ===========  ===========

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)                                                            Three Months Ended        Nine Months Ended
(In thousands, except per share data)                                     September 30,             September 30,
                                                                    ------------------------  ------------------------
                                                                       2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Revenues
    Gaming                                                         $   440,957  $   429,835  $ 1,382,244  $ 1,328,876
    Food and beverage                                                   76,520       75,549      232,311      233,061
    Room                                                                42,400       41,873      133,844      130,750
    Other                                                               33,867       35,215      107,495      107,829
                                                                    -----------  -----------  -----------  -----------
Gross revenues                                                         593,744      582,472    1,855,894    1,800,516
Less promotional allowances                                             63,058       58,993      184,096      183,363
                                                                    -----------  -----------  -----------  -----------
        Net revenues                                                   530,686      523,479    1,671,798    1,617,153
                                                                    -----------  -----------  -----------  -----------
Costs and expenses
    Gaming                                                             208,491      193,602      637,769      594,683
    Food and beverage                                                   46,352       47,150      143,062      144,480
    Room                                                                13,936       12,457       42,657       38,386
    Other                                                               25,905       31,976       81,263       96,583
    Selling, general and administrative                                 77,809       78,437      236,270      238,330
    Maintenance and utilities                                           27,733       26,682       77,294       71,503
    Depreciation and amortization                                       47,273       41,172      144,915      126,790
    Corporate expense                                                   13,679       11,236       40,768       32,526
    Preopening expenses                                                  3,235        1,616       16,329        4,861
    Write-downs and other charges, net                                   5,990        7,034       38,730        6,644
                                                                    -----------  -----------  -----------  -----------
       Total costs and expenses                                        470,403      451,362    1,459,057    1,354,786
                                                                    -----------  -----------  -----------  -----------
Operating income from Borgata                                           25,409       30,503       68,809       73,083
                                                                    -----------  -----------  -----------  -----------
Operating income                                                        85,692      102,620      281,550      335,450
                                                                    -----------  -----------  -----------  -----------
Other income (expense)
    Interest income                                                         36          105          108          186
    Interest expense, net of amounts capitalized                       (37,503)     (30,970)    (108,627)     (94,575)
    Decrease in value of derivative instruments                         (1,755)                   (1,755)          --
    Loss on early retirement of debt                                        --      (17,529)          --      (17,529)
    Other non-operating expenses from Borgata, net                      (3,182)      (2,861)      (7,477)      (8,916)
                                                                    -----------  -----------  -----------  -----------
       Total                                                           (42,404)     (51,255)    (117,751)    (120,834)
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before provision for income taxes
    and cumulative effect of a change in accounting principle           43,288       51,365      163,799      214,616
Provision for income taxes                                             (15,212)     (17,502)     (58,088)     (76,011)
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect of a
    change in accounting principle                                      28,076       33,863      105,711      138,605

Discontinued operations:
    Loss from discontinued operations (including a $65 million
       impairment loss in 2006)                                        (63,569)      (1,445)     (70,221)        (863)
    Benefit from income taxes                                           22,563          530       24,980          363
                                                                    -----------  -----------  -----------  -----------
       Loss from discontinued operations, net of taxes                 (41,006)        (915)     (45,241)        (500)
Income (loss) before cumulative effect of a change in
    accounting principle                                               (12,930)      32,948       60,470      138,105

Cumulative effect of a change in accounting for
    intangible assets, net of taxes of $8,984                               --           --           --      (16,439)
                                                                    -----------  -----------  -----------  -----------
Net income (loss)                                                  $   (12,930) $    32,948  $    60,470  $   121,666
                                                                    ===========  ===========  ===========  ===========

Basic Net Income (Loss) Per Common Share
    Income from continuing operations before cumulative
        effect of a change in accounting principle                 $      0.32  $      0.38  $      1.19  $      1.57
    Loss from discontinued operations, net of taxes                      (0.47)       (0.01)       (0.51)       (0.01)
    Cumulative effect of a change in accounting for
        intangible assets, net of taxes                                     --           --           --        (0.18)
                                                                    -----------  -----------  -----------  -----------
Net income (loss)                                                  $     (0.15) $      0.37  $      0.68  $      1.38
                                                                    ===========  ===========  ===========  ===========

Average Basic Shares Outstanding                                        87,774       88,771       88,900       88,286
                                                                    ===========  ===========  ===========  ===========

Diluted Net Income (Loss) Per Common Share
    Income from continuing operations before cumulative
        effect of a change in accounting principle                 $      0.32  $      0.37  $      1.17  $      1.53
    Loss from discontinued operations, net of taxes                      (0.47)       (0.01)       (0.50)       (0.01)
    Cumulative effect of a change in accounting for
        intangible assets, net of taxes                                     --           --           --        (0.17)
                                                                    -----------  -----------  -----------  -----------
Net income (loss)                                                  $     (0.15) $      0.36  $      0.67  $      1.35
                                                                    ===========  ===========  ===========  ===========

Average Diluted Shares Outstanding                                      88,607       90,575       90,181       90,349
                                                                    ===========  ===========  ===========  ===========

The following table reconciles net income based upon generally accepted accounting principles to Adjusted Earnings and Adjusted Earnings Per Share.

                                                                     Three Months Ended        Nine Months Ended
(In thousands, except per share data)                                   September 30,             September 30,
                                                                  ------------------------  ------------------------
                                                                     2006         2005         2006         2005
----------------------------------------------------------------  -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect
of a change in accounting principle                              $    28,076  $    33,863  $   105,711  $   138,605
   Adjustments:
      Preopening expenses                                              3,235        1,616       16,329        4,861
      Our share of Borgata's preopening expenses                         418           --        2,991           --
      Our share of Borgata's loss on asset disposals                     870           30        1,058           33
      Accelerated depreciation for Stardust and related assets         4,298           --        9,592           --
      Decrease in value of derivative instruments                      1,755           --        1,755           --
      Par-A-Dice retroactive gamimg tax assessment                        --           --        6,672           --
      Loss on early retirement of debt                                    --       17,529           --       17,529
      Write-downs and other charges, net                               5,990        7,034       38,730        6,644
      Income tax effect for above adjustments                         (5,822)      (8,930)     (27,352)     (10,295)
                                                                  -----------  -----------  -----------  -----------
         Adjusted earnings                                       $    38,820  $    51,142  $   155,486  $   157,377
                                                                  ===========  ===========  ===========  ===========

      Adjusted earnings per diluted share (Adjusted EPS)         $      0.44  $      0.56  $      1.72  $      1.74
                                                                  ===========  ===========  ===========  ===========

      Weighted average diluted shares outstanding                     88,607       90,575       90,181       90,349
                                                                  ===========  ===========  ===========  ===========

The following table reconciles adjusted earnings to pro forma adjusted earnings, had the Company expensed stock options during the prior year.

                                                                   Three Months    Nine Months
                                                                      Ended           Ended
                                                                  September 30,   September 30,
(In thousands, except per share data)                                  2005            2005
----------------------------------------------------------------  ------------------------------
Adjusted earnings as reported above                              $       51,142  $      157,377
Share-based compensation expense, net of tax                             (2,878)         (9,105)
                                                                  ------------------------------
   Pro forma adjusted earnings                                   $       48,264  $      148,272
                                                                  ==============================

   Pro forma adjusted earnings per diluted share
         (Pro forma Adjusted EPS)                                $         0.53  $         1.64
                                                                  ==============================

      Weighted average diluted shares outstanding                        90,575          90,349
                                                                  ==============================

The following table reports Borgata's financial results.

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
(In thousands)                                                       2006         2005         2006         2005
----------------------------------------------------------------  -----------  -----------  -----------  -----------
Gaming revenue                                                   $   215,480  $   190,106  $   562,591  $   521,756
Non-gaming revenue                                                    81,344       71,963      201,727      186,432
                                                                  -----------  -----------  -----------  -----------
   Gross revenues                                                    296,824      262,069      764,318      708,188
   Less promotional allowances                                        59,339       48,545      149,893      138,144
                                                                  -----------  -----------  -----------  -----------
Net revenues                                                         237,485      213,524      614,425      570,044
Expenses                                                             166,521      138,010      420,572      380,913
Depreciation and amortization                                         16,922       13,800       46,193       40,953
Preopening expenses                                                      836           --        5,981           --
Loss on asset disposals                                                1,740           59        2,115           66
                                                                  -----------  -----------  -----------  -----------
Operating income                                                      51,466       61,655      139,564      148,112
                                                                  -----------  -----------  -----------  -----------

Interest and other expenses, net                                      (7,319)      (6,163)     (15,672)     (18,877)
Benefit from income taxes                                                956          440          719        1,044
                                                                  -----------  -----------  -----------  -----------
   Subtotal                                                           (6,363)      (5,723)     (14,953)     (17,833)
                                                                  -----------  -----------  -----------  -----------
Net income                                                       $    45,103  $    55,932  $   124,611  $   130,279
                                                                  ===========  ===========  ===========  ===========

The following table reconciles our share of Borgata's financial results to the amounts reported in our condensed consolidated statements of operations.

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
(In thousands)                                                       2006         2005         2006         2005
----------------------------------------------------------------  -----------  -----------  -----------  -----------
Our share of Borgata's operating income                          $    25,733  $    30,827  $    69,782  $    74,056
Net amortization expense related to our
    investment in Borgata                                               (324)        (324)        (973)        (973)
                                                                  -----------  -----------  -----------  -----------
Operating income from Borgata, as reported                       $    25,409  $    30,503  $    68,809  $    73,083
                                                                  ===========  ===========  ===========  ===========

Other non-operating net expenses from Borgata, as reported       $    (3,182) $    (2,861) $    (7,477) $    (8,916)
                                                                  ===========  ===========  ===========  ===========

The following table reconciles operating income to Adjusted EBITDA for Borgata.

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
(In thousands)                                                       2006         2005         2006         2005
----------------------------------------------------------------  -----------  -----------  -----------  -----------
Operating income                                                 $    51,466  $    61,655  $   139,564  $   148,112
Depreciation and amortization                                         16,922       13,800       46,193       40,953
Preopening expenses                                                      836           --        5,981           --
Loss on asset disposals                                                1,740           59        2,115           66
                                                                  -----------  -----------  -----------  -----------
Adjusted EBITDA                                                  $    70,964  $    75,514  $   193,853  $   189,131
                                                                  ===========  ===========  ===========  ===========

The following table reconciles Adjusted EBITDA to EBITDA to Net income for Borgata.

                                                                     Three Months Ended        Nine Months Ended
                                                                        September 30,             September 30,
                                                                  ------------------------  ------------------------
(In thousands)                                                       2006         2005         2006         2005
----------------------------------------------------------------  -----------  -----------  -----------  -----------
Adjusted EBITDA                                                  $    70,964  $    75,514  $   193,853  $   189,131
Preopening expenses                                                      836           --        5,981           --
Loss on asset disposals                                                1,740           59        2,115           66
                                                                  -----------  -----------  -----------  -----------
EBITDA                                                                68,388       75,455      185,757      189,065
Depreciation and amortization                                         16,922       13,800       46,193       40,953
Interest and other expenses, net                                       7,319        6,163       15,672       18,877
Income taxes                                                            (956)        (440)        (719)      (1,044)
                                                                  -----------  -----------  -----------  -----------
Net income                                                       $    45,103  $    55,932  $   124,611  $   130,279
                                                                  ===========  ===========  ===========  ===========

Footnotes and Safe Harbor Statements

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentation of earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings Per Share (Adjusted EPS), which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for deferred rent, preopening expenses, share-based compensation expense, change in value of derivative instruments, gain or loss on early retirement of debt, write-downs and other charges, net and our share of Borgata's non-operating expenses, preopening expenses and gain or loss on asset disposals. A reconciliation of income from continuing operations before cumulative effect of a change in accounting principle, based upon GAAP, to EBITDA and Adjusted EBITDA is included in the financial schedules accompanying this release.

Adjusted Earnings and Adjusted EPS

Adjusted Earnings is income from continuing operations (before the cumulative effect of a change in accounting principle) before preopening expenses, accelerated depreciation for Stardust and related assets, change in value of derivative instruments, Par-A-Dice retroactive gaming tax assessment, gain or loss on early retirement of debt, write-downs and other charges, net, our share of Borgata's preopening expenses and gain or loss on asset disposals. Adjusted Earnings and Adjusted EPS are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry. A reconciliation of income from continuing operations (before cumulative effect of a change in accounting principle), based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, Adjusted Earnings and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Forward Looking Statements and Company Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's strategy, expenses, revenue, earnings, cash flow and the growth and strength of certain gaming markets (including the Indiana, New Orleans and Atlantic City markets, as well as the estimated capacity in the Las Vegas Locals market). In addition, forward-looking statements include statements regarding the Company's branding initiative (including the proposed timing) and its affect on the Company's player clubs, synergies and presence in various markets, including the statements under the heading "Boyd Gaming Branding Initiative," statements regarding the transaction with Harrah's to exchange the Barbary Coast, the timing for completion of the exchange, the amount of the gain the Company expects to realize in connection with the exchange, the intended tax treatment of the real property exchanged, including statements under the heading "Barbary Coast Exchange," statements regarding the proposed expansion project at Blue Chip, the demand for the property, the anticipated cost, timing (both to commence construction and the scheduled opening) and amenities of the new expansion project, statements regarding the estimated closing costs for Stardust and its anticipated closing date, statements regarding the evolution, expansion and strength of the Company's growth pipeline, the statements under the heading "Development Update," statements regarding the timing, progress and scope of the Company's Echelon project, and statements regarding Borgata's position, performance and demand. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances regarding the effects of the Company's branding initiative, improvement of margins or the refinement of marketing programs, that the Company's growth pipeline will expand and strengthen, that Borgata's position, performance or demand will change, the timing, cost, or progress for each of the Company's development and expansion projects, that the pending exchange transaction with Harrah's will close when anticipated, if at all, as well as the amount of gain the Company will recognize, the tax treatment the exchange will receive and the accounting effects of the exchange. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. In addition, the exchange transaction with Harrah's is subject to obtaining regulatory approvals and the satisfaction of other closing conditions as well as the value of the property subject to the exchange, and satisfaction of the requirements of Section 1031 of the Internal Revenue Code. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's Form 10-Q for the period ended June 30, 2006, which is on file with the SEC, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 17 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, and Louisiana. The Company is also developing Echelon Place, a world class destination on the Las Vegas Strip, expected to open in mid 2010. Additionally, the Company was recognized earlier this year by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

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